Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO CEPHALON, INC. (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.  TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN ARTICLE TWO OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.  THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CEPHALON, INC.

CUSIP: 156708AR0	No. R-1

2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE MAY 1, 2014

Cephalon, Inc., a Delaware corporation (the “Company,” which term shall include any successor corporation under the Indenture referred to on the reverse hereof), promises to pay to Cede & Co., or registered assigns, the principal sum of five hundred million dollars ($500,000,000) on May 1, 2014 or such greater or lesser amount as is indicated on the Schedule of Exchanges of Securities on the other side of this Security.

This Security is convertible as specified on the other side of this Security. Additional provisions of this Security are set forth on the other side of this Security.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed on the date written below.

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name:	J. Kevin Buchi
Title:	Executive Vice President and
Chief Financial Officer

Trustee’s Certificate of Authentication: This is one of the Securities referred to in the within-mentioned Indenture.

U.S.BANK NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Arthur L. Blakeslee
Authorized Signatory

Dated: May 27, 2009

CEPHALON, INC.

2.50% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE MAY 1, 2014

1.             INTEREST AMOUNTS

Cephalon, Inc., a Delaware corporation (the “Company,” which term shall include any successor corporation under the Indenture hereinafter referred to), will pay interest at a rate of 2.50% per annum, on the principal amount of this Security payable as provided in the Indenture.

2.             METHOD OF PAYMENT

The Company shall pay any interest on this Security to the person who is the Holder of this Security at the close of business on April 15 or October 15, as the case may be, next preceding the related interest payment date. The Holder must surrender this Security to a Paying Agent to collect payment of principal and interest, if any.  Interest on the Security will be paid at a rate of 2.50% per annum, payable semi-annually in arrears on May 1 and November 1 of each year, or if any such day is not a Business Day, the immediately following Business Day, commencing November 1, 2009.  Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.  In the event of the maturity, conversion or purchase of the Security by the Company at the option of the Holder, interest shall cease to accrue on the Security.  However, the Company will pay interest on the maturity date to a Holder of record of the Security on the record date immediately preceding the stated maturity date regardless of whether such Holder converts the Security.

The Company will make all payments in respect of a Global Security registered in the name of the Depositary or its nominee to the Depositary or its nominee, as the case may be, by wire transfer of immediately available funds to the account of the Depositary or its nominee.  The Company will make all payments in respect of a Certificated Security (including principal and interest) in U.S. dollars at the office of the Trustee.  At the Company’s option, the Company may make such payments by mailing a check to the registered address of each Holder thereof as such address shall appear on the register or, if requested by a Holder of more than $1,000,000 in aggregate principal amount of Securities, by wire transfer of immediately available funds to the account specified by such Holder.

3.             PAYING AGENT, REGISTRAR AND CONVERSION AGENT

Initially, U.S. Bank National Association (the “Trustee,” which term shall include any successor trustee under the Indenture hereinafter referred to) will act as Paying Agent, Registrar and Conversion Agent. The Company may appoint and change any Paying Agent, Conversion Agent or Registrar without notice, other than notice to the Trustee; provided that the Company will maintain at least one Paying Agent in the United States of America, which shall initially be an office or agency of the Trustee.  The Company or any of its Subsidiaries may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4.             INDENTURE, LIMITATIONS

This Security is one of a duly authorized issue of Securities of the Company designated as its 2.50% Convertible Senior Subordinated Notes due May 1, 2014 (the “Securities”), issued under an Indenture, dated as of May 27, 2009 (together with any supplemental indentures thereto, the “Indenture”), between the Company and the Trustee. The terms of this Security include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Security is subject to all such terms, and the Holder of this Security is referred to the Indenture and said Act for a statement of them.

The Securities are senior subordinated unsecured obligations of the Company limited, except as set forth in the Indenture, to up to $500,000,000 aggregate principal amount. The Indenture does not limit other debt of the Company, secured or unsecured, including Senior Indebtedness.

5.             PURCHASE OF SECURITIES AT OPTION OF HOLDER UPON A FUNDAMENTAL CHANGE

At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000 in excess thereof) of the Securities held by such Holder on a date, determined by the Company in its sole discretion, that is not less than 20 Business Days and not more than 30 Business Days after the occurrence of a Fundamental Change, at a purchase price equal to 100% of the principal amount thereof, together with any accrued interest up to, but excluding, the Fundamental Change Purchase Date, unless the Fundamental Change Purchase Date is after a Record Date and on or prior to the related Interest Payment Date, in which case interest accrued to the Interest Payment Date will be paid to Holders of the Securities as of the preceding Record Date and the Fundamental Change Purchase Price payable to any Holder surrendering such Holder’s Security for purchase pursuant to Article 3 of the Indenture shall be equal to the principal amount of Securities subject to purchase and will not include any accrued and unpaid interest.  The Fundamental Change Purchase Price shall be payable in cash. The Holder shall have the right to withdraw any Fundamental Change Purchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000 in excess thereof) at any time prior to 5:00 p.m., New York City time, on the second Scheduled Trading Day immediately preceding the Fundamental Change Purchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

6.             CONVERSION

A Holder of a Security may convert the principal amount of such Security (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into cash and shares of Common Stock, if any, at any time prior to the close of business on November 1, 2013, subject to the conditions, if any, set forth in Section 5.01 of the Indenture; provided, however, that, if the Security is subject to purchase upon a Fundamental Change, the conversion right will terminate at the close of business on the second Trading Day immediately preceding the

Fundamental Change Purchase Date for such Security or such earlier date as the Holder presents such Security for purchase (unless the Company shall default in making the Fundamental Change Purchase Price when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Security is purchased).

The initial Conversion Price is $69.00 per share, and the initial Conversion Rate is 14.4928 shares of Common Stock, in each case subject to adjustment under certain circumstances as provided in the Indenture. No fractional shares will be issued upon conversion; in lieu thereof, the Company will pay cash in an amount determined by multiplying the Daily VWAP of a full share of Common Stock on the last Trading Day of such Conversion Period by the fractional amount and rounding the product to the nearest whole cent.  Whether fractional shares are issuable upon a conversion will be determined on the basis of the total number of Securities that the Holder is then converting into cash and Common Stock, if any, and the aggregate number of shares, if any, of Common Stock issuable upon such conversion.

To convert a Security, a Holder must (a) complete and manually sign the conversion notice set forth below and deliver such notice to a Conversion Agent, (b) surrender the Security to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent and (d) pay any transfer or similar tax, if required. A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof.  In the case of a Security held by the Depositary, such conversion shall be done in accordance with the applicable rules and procedures of the Depositary.

A Security in respect of which a Holder had delivered a Fundamental Change Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if the Fundamental Change Purchase Notice is withdrawn in accordance with the terms of the Indenture.

7.             SUBORDINATION

The indebtedness evidenced by the Securities is, to the extent and in the manner provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company. Any Holder by accepting this Security agrees to and shall be bound by such subordination provisions and authorizes the Trustee to give them effect. In addition to all other rights of Senior Indebtedness described in the Indenture, the Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any terms of any instrument relating to the Senior Indebtedness or any extension or renewal of the Senior Indebtedness.

8.             DENOMINATIONS, TRANSFER, EXCHANGE

The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

9.             PERSONS DEEMED OWNERS

The Holder of a Security may be treated as the owner of it for all purposes.

10.           UNCLAIMED MONEY

If money for the payment of principal, or interest, if any, remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request, subject to applicable unclaimed property law. After that, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another person.

11.           AMENDMENT, SUPPLEMENT AND WAIVER

Subject to certain exceptions set forth in the Indenture, the Securities and the Indenture may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and an existing default or Event of Default with respect to the Securities and its consequence or compliance with any provision of the Securities or the Indenture may be waived in a particular instance with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

12.           CALCULATIONS IN RESPECT OF SECURITIES

Except to the extent provided therein, the Company will be responsible for making all calculations called for under the Indenture and the Securities.  These calculations include, but are not limited to, determinations of the Closing Sale Price of the Common Stock, adjustments to the Conversion Price, any accrued interest payable on the Securities, the Conversion Price and the Conversion Rate.  The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Securities.  The Company will provide to each of the Trustee and the Conversion Agent a schedule of its calculations, and the Trustee and the Conversion Agent are entitled to rely conclusively upon the accuracy of such calculations without independent verification.  The Trustee will forward the Company’s calculations to any Holder of the Securities upon the request of such Holder.

13.           SUCCESSOR ENTITY

When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation (except in certain circumstances specified in the Indenture) shall be released from those obligations.

14.           DEFAULTS AND REMEDIES

Under the Indenture, an “Event of Default” with respect to Securities shall occur if: (i) the Company defaults in the payment of any principal of any Security when the same becomes due and payable (whether at maturity, upon required repurchase, following a Fundamental Change or otherwise), whether or not such payment shall be prohibited by the provisions of Article 6 of the Indenture; (ii) the Company fails to pay the cash and deliver the shares of Common Stock, if any, representing the Conversion Obligation upon conversion of any Security (including any Additional Shares) within the time period required by the provisions of the Indenture, whether or not such payment shall be prohibited by the provisions of Article 6 of the Indenture; (iii) the Company defaults in the payment of interest when the same becomes due and payable and the default continues for a period of 30 days, whether or not such payment shall be prohibited by the provisions of Article 6 of the Indenture; (iv) the Company fails to perform or comply with any of its other covenants or agreements contained in the Securities or in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (i), (ii) or (iii) above) and the default continues for 60 days after notice is given in accordance with the Indenture; (v) the Company defaults in the payment of the purchase price of any Security when the same becomes due and payable, whether or not such payment shall be prohibited by the provisions of Article 6 of the Indenture; (vi) the Company fails to provide a Fundamental Change Purchase Notice when required by Section 3.01 of the Indenture; (vii) any indebtedness under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by, or any other payment obligation of, the Company or any Significant Subsidiary (or group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) (an “Instrument”) with a principal amount then, individually or in the aggregate, outstanding in excess of $10,000,000, whether such indebtedness now exists or shall hereafter be created, is not paid at final maturity of the Instrument (either at its stated maturity or upon acceleration thereof) or when otherwise due or is accelerated, and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Securities a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the Indenture; (viii) the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $10,000,000, if the judgments are not paid, discharged, waived or stayed within 30 days; or (ix) the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) of the Company, pursuant to or within the meaning of any Bankruptcy Law (as defined in the Indenture): (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (d) makes a general assignment for the benefit of its creditors; or (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant

Subsidiary) of the Company in an involuntary case or proceeding; (b) appoints a Custodian of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) of the Company for all or substantially all of the property of the Company or any such Significant Subsidiary (or such group of Subsidiaries); or (c) orders the liquidation of the Company or any Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary) of the Company; and the case of each of clause (a), (b) and (c), the order or decree remains unstayed and in effect for 60 consecutive days.

If an Event of Default with respect to the Securities (other than as a result of certain events of bankruptcy, insolvency or reorganization specified in the Indenture) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Securities then outstanding may declare all unpaid principal to the date of acceleration on the Securities then outstanding to be due and payable immediately, all as and to the extent provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization specified in the Indenture, unpaid principal of the Securities then outstanding shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or any  interest) if it determines that withholding notice is in their interests. The Company is required to file periodic reports with the Trustee as to the absence of default.

Under the terms of the Indenture, at the election of the Company in its sole discretion, the sole remedy for an Event of Default relating to the failure to comply with Section 7.02 of the Indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the TIA, will consist, for the 180 days after the occurrence of such an Event of Default, exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the aggregate principal amount of the Securities then outstanding up to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the Event of Default relating to the reporting obligations is cured or waived).  Any such additional interest will be paid and calculated in the manner set forth in the Indenture.

15.           TRUSTEE DEALINGS WITH THE COMPANY

U.S. Bank National Association, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

16.           NO RECOURSE AGAINST OTHERS

A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Security by accepting this Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Security.

17.           AUTHENTICATION

This Security shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Security.

18.           ABBREVIATIONS AND DEFINITIONS

Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

All terms defined in the Indenture and used in this Security but not specifically defined herein are used herein as so defined.

19.           INDENTURE TO CONTROL; GOVERNING LAW

In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control. This Security shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: Cephalon, Inc., 41 Moores Road, Frazer, PA 19355, (610) 344-0200, Attention: General Counsel.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him or her.

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Security)

*Signature guaranteed by:

By:

* The signature must be guaranteed by an institution that is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box: ☐

To convert only part of this Security, state the principal amount to be converted (must be $1,000 or a integral multiple of $1,000): $ .

If you want the stock certificate made out in another person’s name, fill in the form below:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Your Signature:

Date:
(Sign exactly as your name appears on the other side of this Security)

*Signature guaranteed by:

By:

* The signature must be guaranteed by an institution that is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

OPTION TO ELECT REPURCHASE UPON A FUNDAMENTAL CHANGE

To: Cephalon, Inc.

The undersigned registered owner of this Security hereby irrevocably acknowledges receipt of a notice from Cephalon, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to redeem the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture referred to in this Security at a purchase price equal to the Fundamental Change Purchase Price, payable in Cash.

Dated:

Signature(s) must be guaranteed by a qualified guarantor institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranty

Principal amount to be redeemed (in an integral multiple of $1,000, if less than all):

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without alteration or any change whatsoever.

SCHEDULE OF EXCHANGES OF NOTES

The following exchanges, redemptions, repurchases or conversions of a part of this global Security have been made:

Principal Amount of this Global Security Following Such Decrease Date of Exchange (or Increase)	Authorized Signatory of Securities Custodian	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security